Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-69951, 333-90635, 333-39460, 333-64542, 333-108640, 333-227215 and 333-239306) of our report relating to the effectiveness of The Hackett Group, Inc.’s (“the Company”) internal control over financial reporting, dated March 4, 2022 (November 8, 2022 as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (Restated)), appearing in this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2021.

/s/ RSM US LLP

Miami, Florida

November 8, 2022

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